EXHIBIT 4.4

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR UNDER ANY STATE SECURITIES LAW AND MAY NOT BE PLEDGED, SOLD, ASSIGNED OR TRANSFERRED UNLESS (i) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAW REQUIREMENTS HAVE BEEN MET OR (ii) EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE REGISTRATION OR QUALIFICATION REQUIREMENTS OF APPLICABLE STATE SECURITIES LAW ARE AVAILABLE.

Void after January 14, 2012

PRN CORPORATION

WARRANT TO PURCHASE CLASS A COMMON STOCK

This warrant (“Warrant”) certifies that, for value received, <<Name>> or its registered assigns (the “Holder”) has the right to purchase, in connection with a Qualified Public Offering (hereinafter defined) on or before the Expiration Date (hereinafter defined), an aggregate of <<Alpha_Shares>> (<<Shares>>) (the “Shares”) of Class A Common Stock (the “Common Stock”) of PRN Corporation, a Delaware corporation (the “Company”), at an exercise price per Share determined as hereafter provided (the “Per Share Exercise Price”), subject to the provisions and upon the terms and conditions hereinafter set forth.

1. Exercise and Payment.

1.1 Exercise. The purchase rights represented by this Warrant shall become exercisable in accordance with Section 1.2 hereof only in the event of a consummation of a Qualified Public Offering (as defined in the Company’s Amended and Restated Certificate of Incorporation with respect to the Series E Preferred Stock), in which event subject to and effective immediately prior to the consummation of such Qualified Public Offering this Warrant may be exercised by the surrender of a duly executed exercise notice in the form attached hereto as Exhibit A (the “Notice of Exercise”) at the principal office of the Company; provided, that if such Notice of Exercise is not received upon the consummation of a Qualified Public Offering, this Warrant shall be deemed exercised pursuant to section 1.2 hereof irrespective of Holder’s failure to deliver such Notice of Exercise.

1.2 Net Exercise. This Warrant shall be exercised on a net exercise basis pursuant to this Section 1.2. Upon exercise, the Holder will receive, without the payment by the Holder of any additional consideration, a number of Shares (rounded down to the nearest whole share) equal to the value of this Warrant by the surrender of this Warrant to the Company (the “Net Exercise”). Thereupon the Company will issue to the Holder such number of Shares as is computed using the following formula:

X =	Y (A-B)
A

where X =	the number of Shares to be issued to the Holder upon the Net Exercise pursuant to this Section;

Y =	the number of Shares under this Warrant;

A =	the Market Price (as defined below) of one of the Company’s Shares; and

B =	the Per Share Exercise Price in effect under this Warrant.

For purposes of this Section 1.2, “Market Price” means, as to a Share, the per share offering price to the public in a Qualified Public Offering (as defined in the Company’s Amended and Restated Certificate of Incorporation with respect to the Series E Preferred Stock).

1.3 Stock Certificate. In the event of the exercise of this Warrant, the Company shall deliver to the Holder promptly following such exercise a certificate for the Shares so purchased.

1.4 Restated Investor Rights Agreement. The Common Stock issuable upon exercise of this Warrant is entitled to the registration rights and subject to the restrictions on transfer set forth in that certain Restated Investor Rights Agreement, dated as of August 14, 2001, as amended, between the Company and the original Holder of this Warrant (the “Investor Rights Agreement”).

2. Per Share Exercise Price.

2.1 Initial Per Share Exercise Price. The Per Share Exercise Price shall initially be $0.01 per Share and shall be subject to adjustment as specified in Section 3.

3. Adjustment of Exercise Price and Number of Shares. The number and kind of securities purchasable upon the exercise of this Warrant and the Per Share Exercise Price therefor shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

3.1 Reclassification, Consolidation or Merger. In case of any reclassification or change of the Common Stock (other than a change in par value, or as a result of an event referred to in Section 3.2), or in case of any Merger Event (as defined herein), the Company or the successor corporation, as the case may be, shall execute a new warrant, providing that the Holder shall have the right to exercise such new warrant, and procure upon such exercise and payment of the same aggregate Per Share Exercise Price, in lieu of the shares of Common Stock theretofore issuable upon exercise of this Warrant, the kind and amount of shares of stock, other securities, money and property which such Holder would have owned or been entitled to receive had such Warrant been exercised in full immediately prior to such reclassification, change, or Merger Event. Such new warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 3.

3.2 Stock Splits, Dividends and Combinations. In the event that the Company shall at any time, subdivide the outstanding shares of Common Stock, or shall issue a stock dividend on its outstanding shares of Common Stock, the number of Shares issuable upon exercise of this Warrant immediately prior to such subdivision or to the issuance of such stock dividend shall be proportionately increased and the Per Share Exercise Price shall be proportionately decreased so that the Holder of the Warrant after such time shall be entitled to receive the number of shares of Common Stock which such Holder would have owned or been entitled to receive had such Warrant been exercised immediately prior to such event, and in the event that the Company shall at any time combine the outstanding shares of Common Stock, the number of Shares issuable upon exercise of this Warrant immediately prior to such combination shall be proportionately decreased, and the Per Share Exercise Price shall be proportionately increased so that the Holder of the Warrant after such time shall be entitled to receive the number of shares of Common Stock which such Holder would have owned or been entitled to receive had such Warrant been exercised prior to such event, in either case effective at the close of business on the date of such subdivision, stock dividend or combination, as the case may be.

4. Stock Fully Paid; Reservation of Shares. All of the Shares issuable upon the exercise of this Warrant will, upon issuance and receipt of the Exercise Price therefor, be fully paid and nonassessable. During the period within which this Warrant may be exercised, the Company shall at all times have authorized and reserved for issuance sufficient shares of its Common Stock to provide for the exercise of this Warrant.

5. Notice of Adjustments. In the event that: (i) the Company shall declare any dividend or distribution upon shares of its capital stock, whether in cash, property, stock or other securities; (ii) the Company shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights; (iii) there shall be any merger or consolidation of the Company with or into a third party pursuant to which the Company’s stockholders prior to the transaction own less than fifty percent (50%) of the surviving entity or the sale of all or substantially all of the assets of the Company (a “Merger Event”); or (iv) there shall be any voluntary or involuntary dissolution, liquidation or winding up of the Company; then, in connection with each such event, the Company shall send to the Holder:

(a) At least fifteen (15) days prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution, subscription rights (specifying the date on which the Holders of capital stock shall be entitled thereto) or for determining rights to vote in respect of such Merger Event, dissolution, liquidation or winding up; and

(b) In the case of any such Merger Event, dissolution, liquidation or winding up, at least fifteen (15) days prior written notice of the date when the same shall take place (and specifying the date on which the Holders of capital stock shall be entitled to exchange their capital stock for securities or other property deliverable upon such Merger Event, dissolution, liquidation or winding up).

Each such written notice shall set forth, in reasonable detail, (i) the event requiring the adjustment, (ii) the amount of the adjustment, (iii) the method by which such adjustment was calculated, (iv) the Per Share Exercise Price, and (v) the number of shares subject to purchase hereunder after giving effect to such adjustment, and shall be given by first class mail, postage prepaid, addressed to the Holder, at the address as shown on the books of the Company.

6. Fractional Shares. No fractional shares of Common Stock will be issued in connection with any exercise hereunder. In lieu of such fractional shares the Company shall make a cash payment therefor based upon the fair market value per share on the date of exercise, as determined by the Board of Directors of the Company in good faith.

7. Representations and Warranties of the Holder. The Holder hereby represents and warrants to the Company, with respect to its acquisition of the Warrant, as follows:

7.1 Experience. The Holder has sufficient knowledge and experience in financial and business matters such that the Holder is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests.

7.2 Investment. The Holder is acquiring the Warrant and the Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. The Holder understands that the Warrant and the Shares have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Act”) by reason of a specific exemption from the registration provisions of the Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Holder’s representations as expressed herein.

7.3 Rule 144. The Holder acknowledges that the Warrant and the Shares must be held indefinitely unless subsequently registered under the Act or unless an exemption from such registration is available. The Holder is aware of the provisions of Rule 144 promulgated under the Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than one (1) year after a party has purchased and paid for the security to be sold, the sale being effected through a “broker’s transaction” or in transactions directly with a “market maker” and the number of shares being sold during any three-month period not exceeding specified limitations.

7.4 No Public Market. The Holder understands that no public market now exists for any of the securities issued by the Company and that the Company has made no assurances that a public market will ever exist for the Company’s securities.

7.5 No Solicitation. The Holder knows of no public solicitation or advertisement of an offer in connection with the proposed issuance and sale of the Warrant or the Shares.

8. Restrictions on Transfer.

8.1 Restrictive Legend. Each certificate representing (i) the Common Stock, and (ii) any other securities issued in respect of such Common Stock upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, (collectively, the “Restricted Securities”) shall (unless otherwise permitted by the provisions of Section 8.2 below) be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legend required under applicable state securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THESE SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT.

8.2 Notice of Proposed Transfers. The Holder of each certificate representing Restricted Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 8. Prior to any proposed transfer of any Restricted Securities, unless there is in effect a registration statement under the Act covering the proposed transfer, the Holder thereof shall give written notice to the Company of such holder’s intention to effect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail, and shall, if the Company reasonably requests, be accompanied by a written opinion of legal counsel who shall be reasonably satisfactory to the Company, addressed to the Company and reasonably satisfactory in form and substance to the Company’s counsel, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Act; provided, however, that no opinion need be obtained with respect to a transfer (i) by a Holder that is an entity to any affiliated partnerships, limited liability companies and other entities, as well as the current or former constituent partners or members of affiliated entities, or to the estate of any such current or former partner or member, (ii) by gift, will or intestate succession by any such current or former partner or member or affiliate, or by any other individual, or (iii) by any such current or former partner or member or affiliate, or any other individual, to his or her spouse, ancestors, lineal descendants and siblings as well as trusts for the benefit of the individual and such other foregoing persons, provided that in any such case the transferee agrees in writing to be subject to the terms hereof. Each certificate evidencing the Restricted Securities transferred as above provided shall bear the appropriate restrictive legend set forth in Section 8.1 above, except that such certificate shall not bear such restrictive legend if in the opinion of counsel for the Company such legend is not required in order to establish compliance with any provisions of the Act.

9. Rights of Holders. No Holder of this Warrant shall be entitled by virtue of this Warrant to vote or receive dividends or be deemed the Holder of Common Stock or any other securities of the Company which may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Warrant shall have been exercised and the Shares purchasable upon the exercise hereof shall have become deliverable, as provided herein; provided, however, that this Warrant shall not limit any other voting rights or notice rights of the Holder of this Warrant expressly granted under the Corporation’s Certificate of Incorporation or under other instrument or agreement pursuant to which the Holder is a party or has been duly assigned such rights.

10. Expiration of Warrant. Notwithstanding any other provision of this Warrant, this Warrant shall expire and shall no longer be exercisable at 5:00 p.m., California time, on January 14, 2012 (the “Expiration Date”).

11. Miscellaneous.

11.1 Governing Law. This Agreement shall be governed as to matters of corporate law by the Delaware General Corporate Law and, as to matters other than corporate law, by the laws of the State of California, in each case as such laws apply to contracts entered into and wholly to be performed within such State by residents thereof.

11.2 Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the Company and the Holder. This Warrant and the Shares issued on exercise hereof are freely assignable by the Holder hereof.

11.3 Entire Agreement; Amendment. This Warrant, together with the Restated Investor Rights Agreement, constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof. Neither this Warrant nor any term hereof may be amended, waived, discharged, or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

11.4 Market Standoff Agreement. The Holder hereby agrees that if so requested by the Company or any representative of the underwriters in connection with the initial underwritten public offering of any securities of the Company under the Act, the Holder shall not sell or otherwise transfer any shares represented by this Warrant or other securities of the Company (other than to affiliates thereof that agree to be bound by such restrictions) during the period of time (not to exceed 180 days) following the effective date of the registration statement of the Company filed under the Act that is agreed to by the Company and such representatives of the underwriters as the lock-up period; provided, however, that the restriction in this Section 11.4 in respect of the sale or transfer by the Holder of shares represented by this Warrant or other securities of the Company shall be conditioned on the Company exercising commercially reasonable efforts to ensure that each director and officer of the Company and each holder of one percent (1%) or more of any class of the Company’s securities is subject to restrictions of like terms and duration. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such period of time.

11.5 Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon delivery to the party to be notified in person or by courier service or by registered or certified mail, postage prepaid, addressed (a) to the Holder, at the address set forth on the last page of this Warrant or at such other address as such Holder shall have furnished the Company in writing, or (b) if to the Company, at the address set forth on the last page of this Warrant and addressed to the attention of the President, or at such other address as the Company shall have furnished to the Holder.

Issued this _____ day of May, 2004.	“COMPANY”

PRN Corporation

By:
Charles Nooney, Chief Executive Officer

Signature Page to Common Stock Warrant

EXHIBIT A

NOTICE OF EXERCISE

TO:	PRN Corporation
600 Harrison Street, 4th Floor
San Francisco, CA 94107

1. Net Exercise. This Warrant is hereby exercised by Net Exercise (as defined in the Warrant).

2. Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

Name:
Address:

3. The undersigned hereby represents and warrants that:

(a) Experience. The Holder has sufficient knowledge and experience in financial and business matters so that the Holder is capable of evaluating the merits and risks of his investment in the Company and has the capacity to protect his own interests.

(b) Investment. The Holder is acquiring the Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof in violation of the Act. The Holder understands that the Shares have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Act”) by reason of a specific exemption from the registration provisions of the Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Holder’s representations as expressed herein.

(c) Rule 144. The Holder acknowledges that the Shares must be held indefinitely unless subsequently registered under the Act or unless an exemption from such registration is available. The Holder is aware of the provisions of Rule 144 promulgated under the Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than one (1) year after a party has purchased and paid for the security to be sold, the sale being effected through a “broker’s transaction” or in transactions directly with a “market maker” and the number of shares being sold during any three-month period not exceeding specified limitations.

(d) No Public Market. The Holder understands that no public market now exists for any of the securities issued by the Company and that the Company has made no assurances that a public market will ever exist for the Company’s securities.

(e) No Solicitation. The Holder knows of no public solicitation or advertisement of an offer in connection with the proposed issuance and sale of the Shares.

(f) Residence. The principal executive offices of the Holder are located in the State of                     .

4. Market Standoff Agreement. The Holder hereby agrees that if so requested by the Company or any representative of the underwriters in connection with the initial underwritten public offering of any securities of the Company under the Act, the Holder shall not sell or otherwise transfer any shares represented by this Warrant or other securities of the Company (other than to affiliates thereof that agree to be bound by such restrictions) during the period of time (not to exceed 180 days) following the effective date of the registration statement of the Company filed under the Act that is agreed to by the Company and such representatives of the underwriters as the lock-up period; provided however, that the restriction in this Section 4 in respect of the sale or transfer by the Holder of shares represented by this Warrant or other securities of the Company shall be conditioned on the Company exercising commercially reasonable efforts to ensure that each director and officer of the Company and each holder of one percent (1%) or more of any class of the Company’s securities is subject to restrictions of like terms and duration. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such period of time.

Date:                     , 200

Name

By:

Its: